AMENDMENT TO MANAGEMENT AGREEMENT

                  This Amendment to the Management Agreement (the "Agreement") between Rent- A-Wreck of America, Inc., a Delaware corporation (the "Company") and K.A.B., Inc., a Florida corporation ("Management Co.") dated June 30, 1993 is effective as of July 1, 1997.

Section 2.1 of the Agreement is replaced in its entirety with the following:

                                     2.1   (a) During the term of the Agreement,
         Management Co. shall be entitled to receive annual compensation in an amount calculated pursuant to Sections 2.1(b) and (c), payable in installments due within 45 days after the completion of each of the Company's fiscal quarters. The Company may deduct therefrom any withholding or deduction which may be required by law. In the event of termination of this Agreement, the payment shall be prorated through the date of termination. Management Co. represents and warrants that it shall furnish services each year in an amount reasonably appropriate to fulfill its management responsibilities hereunder.

                                            (b)   [RESERVED]

                                            (c)  The   amount  of   compensation
         payable to Management Co. shall be $250,000 per year. Notwithstanding anything to the contrary herein, if the compensation amount for any fiscal quarter as provided herein would cause the Company to report a net loss (as calculated by the Company on the basis of the Company's books and records in accordance with generally accepted accounting principles consistently applied), the compensation shall be reduced to the extent required to result in a breakeven bottom line for the Company for the fiscal quarter; provided that any reduction of compensation under this subparagraph shall be limited such that Management Co. shall not receive less than $100,000 in any fiscal year.

All other provisions of the Agreement as amended to date shall remain unchanged and in full force and effect.

                                      RENT-A-WRECK OF AMERICA, INC.

                                      By:  /s/ William L. Richter
                                         ---------------------------------------
                                               Print Name: William L. Richter
                                               Its:  Vice-Chairman of the Board

                                      MANAGEMENT CO.

                                      By:   /s/
                                         ---------------------------------------
                                           Kenneth L. Blum, Sr.
                                               Its:  Chairman and
                                                     Chief Executive Officer